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                                                            EXHIBIT 12


                 JOHN DEERE CAPITAL CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (IN THOUSANDS OF DOLLARS)





                                                              YEAR ENDED OCTOBER 31
                                -----------------------------------------------------------------------------------
                                    1995         1994           1993           1992           1991           1990
                                --------       --------       --------       --------       --------       --------
Earnings:

  Income before income
    taxes and changes
    in accounting               $175,360       $161,809       $169,339       $142,920       $110,820       $ 99,366

  Fixed charges                  240,913        168,507        170,226        191,930        230,901        216,985
                                --------       --------       --------       --------       --------       --------

    Total earnings              $416,273       $330,316       $339,565       $334,850       $341,721       $316,351
                                --------       --------       --------       --------       --------       --------
                                --------       --------       --------       --------       --------       --------

Fixed charges:

  Interest expense              $238,445       $166,591       $167,787       $189,288       $228,308       $214,707

  Rent expense                     2,468          1,916          2,439          2,642          2,593          2,278
                                --------       --------       --------       --------       --------       --------

    Total fixed charges         $240,913       $168,507       $170,226       $191,930       $230,901       $216,985
                                --------       --------       --------       --------       --------       --------
                                --------       --------       --------       --------       --------       --------


Ratio of earnings to
  fixed charges  *                  1.73           1.96           1.99           1.74           1.48           1.46
                                --------       --------       --------       --------       --------       --------
                                --------       --------       --------       --------       --------       --------


     -------
     "Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

     * The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.

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